EDUCATION REALTY TRUST ANNOUNCES
FOURTH QUARTER 2009 RESULTS

MEMPHIS, TN, February 23, 2010 - Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing,  today announced operating results for the quarter and year ended December 31, 2009.

Highlights

•
Funds from operations (FFO) and funds from operations adjusted (FFOA) performance of $0.13 and $0.18 per share/unit, respectively, for the fourth quarter 2009.  FFOA, which excludes the impact of asset impairment and financing charges was in line with EDR’s previous guidance;

•	Same-community net operating income decreased 3.5% for the fourth quarter as a result of a 4.0% decline in revenue partially offset by 4.6% savings through cost control measures;

•
Same-community net operating income increased 1.8% for the year as a result of a 1.3% decline in revenue offset by a 4.6% savings through cost control measures.  (Place-communities are not considered same-community since 2008 results only include the eleven months subsequent to the February 2008 lease termination.);

•	Raised $116.1 million in net proceeds from a public offering of 28,175,000 shares of common stock in July 2009 and reduced total debt by $51.2 million in the quarter;

•	Debt to gross asset value improved to 42.9%, and the Company’s trailing twelve month interest coverage ratio was 2.0;

•	The Company replaced its existing corporate revolving credit facility with a three year, $95.0 million secured revolving credit facility;

•	Randy Churchey was hired as President and Chief Executive Officer in January 2010;

•	The Company has been engaged to develop and manage a high-rise apartment community for graduate students at the Science and Technology Park at Johns Hopkins; and

•	Howard Silver was elected to the Board of Directors in February 2010.

Randy Churchey, Education Realty Trust’s President and Chief Executive Officer stated, “2009 was a year marked by change and progress for the Company. While leasing results were challenged during these unprecedented economic times, our same-community average occupancy was 88%. Same-community net operating income increased 1.8% during the year as the cost control initiatives we put in place took hold and contributed to both a fourth quarter and full year expense reduction of over 4%. We exited the year with a stronger balance sheet and expect to further enhance our financial flexibility in the coming quarters.”

“I have been here less than 60 days,” Mr. Churchey continued, “and the potential and the opportunities are exciting. We have already started making progress; however it will take time to see results given the nature of the annual leasing cycle in student-housing. Our Company and team are highly-regarded within the student housing industry. As we navigate the transition, I am confident that with our stronger capital structure, EDR will be able to seize new opportunities and produce consistent earnings growth and increased shareholder value.”

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the fourth quarter of 2009 was $(0.5) million, or $(0.01) per diluted share, compared to a net loss attributable to common stockholders of $(4.9) million, or $(0.17) per diluted share, for the same period in 2008.

For the year ended December 31, 2009, the net loss attributable to common stockholders was $(7.3) million, or $(0.18) per diluted share, compared to $(7.9) million, or $(0.28) per diluted share, for the same period in 2008.

Funds From Operations (“FFO”)

FFO for the fourth quarter of 2009 was $0.13 per share/unit, or $7.3 million, compared to $0.09 per share/unit, or $2.6 million, for the same period in 2008.  FFO for the fourth quarter of 2009 and 2008 included $(0.05) and $(0.22) per share/unit, respectively, related to losses for asset impairment charges and the early extinguishment of debt.

FFO for the year 2009, was $0.52 per share/unit, or $21.9 million, compared to $0.73 per share/unit, or $21.8 million, for the same period in 2008.  FFO for the full year 2009 and 2008 included $(0.06) and $(0.23) per share/unit, respectively, related to losses for asset impairment charges and the early extinguishment of debt.

The Company’s follow-on equity offering in July 2009 increased the year over year weighted average shares/units by 94% for the fourth quarter and by 40% for the full year.

A reconciliation of FFO to net loss is included in the financial tables accompanying this release.

Same-Community Results

Same-community net operating income declined 3.5%, or $0.6 million, for the fourth quarter of 2009 on a revenue decline of 4.0%, or $1.1 million, and operating expense reductions of 4.6%, or $0.5 million.  The same-community average operating margin was 58.3%, consistent with the fourth quarter of 2008.

Legacy-Communities
Net operating income for the Legacy-communities declined 5.4%, or $0.8 million, for the fourth quarter of 2009 on a revenue decline of 5.1%, or $1.2 million, and an operating expense reduction of 4.8%, or $0.4 million.  The revenue decline was mainly attributed to a 2.1% decline in rental rates, a 1.2% decline in occupancy and a 1.5% drop due to a decline in other rental income.  The average operating margin for the Legacy-communities was 60.3%, consistent with the fourth quarter of 2008.

Place-Communities
Net operating income for the Place-communities was up 6.2%, or $0.2 million, for the fourth quarter of 2009 on revenue growth of 0.9% and operating expense reductions of 4.0%, or $0.1 million.  The revenue growth was driven by a 3.0% improvement in occupancy that was offset by a 0.7% decline in rental rates and a 1.4% decline due to a drop in other rental income.  As a result, operating margins improved 260 basis points and exceeded 50% for the first time since the acquisition of this portfolio in 2006.

Community Occupancy

The fourth quarter 2009 average physical and economic occupancies for the Legacy-communities were 92.5% and 93.1%, respectively, compared to 93.5% and 94.7% for the same quarter in 2008.  The Place-communities had physical and economic occupancies of 84.0% and 80.7%, respectively, compared to 81.3% and 79.0% in the fourth quarter of 2008.  Physical occupancy is the average of occupied rooms to available rooms at the end of each month, whereas economic occupancy represents net apartment rent on a U.S. GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.

Capital Structure

On December 31, 2009, the Company had cash and cash equivalents totaling $31.2 million and no outstanding borrowings on its revolving credit facility, which had a borrowing base availability of $41.2 million.  In addition, the Company has two communities unencumbered by debt and, although eligible for inclusion, are currently excluded from the revolving credit facility.  If these communities were included, the Company estimates that the borrowing base availability would increase by approximately $9.0 million.  The Company’s debt to gross asset value was reduced to 42.9% from 53.1%, and its interest coverage ratio was 2.0.  Interest rates on all indebtedness is either fixed or capped.  The Company has two project based construction loans with a combined December 31, 2009 balance of $28.9 million that reach initial maturity within the next eighteen months.  Upon initial maturity, the Company expects to exercise the option to extend these loans and based on current forecasts, believes the principal balance will be reduced by approximately $6.0 million.

Earnings Guidance and Outlook

Based upon the Company’s current estimates, FFO per share/unit is expected to be in the range of $0.34 to $0.40 for the full year ending December 31, 2010.  The following assumptions were used by management:

•	Same-community total rental revenue growth of flat to a decline of 2% and operating expense growth of 1% to 2.5% for the year, resulting in a decline in NOI of 2% to 7%;

▪	Legacy-community total rental revenue decline of 1.5% to 3.5% and operating expense growth of 1% to 2.5%, resulting in a decline in NOI of 4% to 8%;

▪	Place-community total rental revenue growth of 2% to 3%, and operating expense growth of 1% to 2.5% for the year, resulting in NOI growth of 1% to 6%;

•	New-community NOI growth of approximately $1.5 million;

•	Third-party development fees from existing projects are expected to be $1.2 million;

•	Third-party management fees from existing contracts are expected to be $3.0 million;

•	General and administrative expense of approximately $15.0 to $15.7 million;

•	Interest expense is expected to range between $23.0 and $24.0 million;

•	Tax benefit of approximately $1.1 million; and

•	Full year weighted average shares/units of 58.1 million.

The guidance for 2010 does not include the impact of any dispositions, acquisitions, new third-party development or management contracts, additional One Plan developments, capital transactions or corporate restructuring costs.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Tuesday, February 23, 2010.  The call will be hosted by Randy Churchey, President and Chief Executive Officer, and Randy Brown, Executive Vice President and Chief Financial Officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 941-2068, and participants from outside the U.S. may dial (480) 629-9712.  The passcode for this call is 4204728.  Participants may also access the call via live webcast by visiting the Company’s investor relations Web site at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on February 23, 2010 through midnight Eastern Time on March 9, 2010.  To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4204728.  The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different companies and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, the Company also excludes the impact of noncontrolling interest in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America’s largest owners, developers and operators of collegiate student housing.  EDR is a self-administered and self-managed real estate investment trust that owns or manages 64 communities in 22 states with 37,827 beds. For more information please visit the Company's Web site at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Student housing properties, net	$749,884	$733,507
Assets under development	-	6,572
Cash and cash equivalents	31,169	9,003
Restricted cash	4,579	5,595
Other assets	18,981	22,970

Total assets	$804,613	$777,647

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$406,365	$442,259
Revolving line of credit	-	32,900
Accounts payable and accrued expenses	11,658	10,605
Deferred revenue	10,346	9,954
Total liabilities	428,369	495,718

Commitments and contingencies	-	-

Redeemable noncontrolling interests	11,079	11,751

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized,
56,705,605 and 28,475,855 shares issued and outstanding at
December 31, 2009 and 2008, respectively	567	285
Preferred shares, $0.01 par value, 50,000,000 shares authorized,
no shares issued and outstanding	-	-
Additional paid-in capital	410,455	308,356
Accumulated deficit	(48,636)	(41,381)
Total Education Realty Trust, Inc. stockholders’ equity	362,386	267,260
Noncontrolling interest	2,779	2,918
Total equity	365,165	270,178

Total liabilities and equity	$804,613	$777,647

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended December 31, 2009	Three months ended December 31, 2008
Revenues:
Student housing leasing revenue	$29,484	$29,618
Student housing food service revenue	631	574
Other leasing revenue	-	200
Third-party development services	2,903	2,079
Third-party management services	851	995
Operating expense reimbursements	1,973	2,604
Total revenues	35,842	36,070

Operating expenses:
Student housing leasing operations	12,249	12,394
Student housing food service operations	577	529
General and administrative	4,014	4,481
Depreciation and amortization	7,588	7,495
Loss on impairment	1,726	2,021
Reimbursable operating expenses	1,973	2,604
Total operating expenses	28,127	29,524

Operating income	7,715	6,546

Nonoperating expenses:
Interest expense	5,760	6,673
Amortization of deferred financing costs	298	252
Interest Income	(136)	(106)
Loss on extinguishment of debt	-	4,360
Total nonoperating expenses	5,922	11,179

Income (loss) before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	1,793	(4,633)

Equity in earnings (losses) of unconsolidated entities	(1,404)	27
Less: Income tax expense	717	241
Less: Income attributable to redeemable noncontrolling interests	206	72
Loss from discontinued operations	-	(18)
Net loss	(534)	(4,937)

Less: Net income (loss) attributable to the noncontrolling interests	1	(42)
Net loss attributable to Education Realty Trust, Inc.	$(535)	$(4,895)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.01)	$(0.17)

Weighted-average common shares outstanding – basic & diluted	56,700	28,515

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year ended December 31, 2009	Year ended December 31, 2008
	(Unaudited)
Revenues:
Student housing leasing revenue	$110,810	$107,149
Student housing food service revenue	2,267	2,378
Other leasing revenue	-	7,145
Third-party development services	8,178	8,303
Third-party management services	3,221	3,672
Operating expense reimbursements	9,722	10,796
Total revenues	134,198	139,443

Operating expenses:
Student housing leasing operations	55,161	55,120
Student housing food service operations	2,156	2,257
General and administrative	15,752	16,348
Depreciation and amortization	29,089	29,318
Loss on impairment	1,726	2,021
Reimbursable operating expenses	9,722	10,796
Total operating expenses	113,606	115,860

Operating income	20,592	23,583

Nonoperating expenses:
Interest expense	24,585	25,229
Amortization of deferred financing costs	1,047	992
Interest income	(470)	(373)
(Gain) loss on extinguishment of debt	(830)	4,360
Total nonoperating expenses	24,332	30,208

Loss before equity in losses of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(3,740)	(6,625)

Equity in losses of unconsolidated entities	(1,410)	(196)
Less: Income tax expense	1,920	1,123
Less: Income (loss) attributable to redeemable noncontrolling interests	177	(75)
Loss from discontinued operations	(21)	(131)
Net loss	(7,268)	(8,000)

Less: Net income (loss) attributable to the noncontrolling interests	(13)	(53)
Net loss attributable to Education Realty Trust, Inc.	$(7,255)	$(7,947)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted	$(0.18)	$(0.28)

Weighted average common shares outstanding – basic & diluted	40,496	28,513

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND FFOA
(Amounts in thousands, except per share data)
Unaudited

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net loss attributable to Education Realty Trust, Inc.	$(535)	$(4,895)	$(7,255)	$(7,947)

Loss on sale of student housing assets (1)	-	-	-	512
Real estate related depreciation and amortization	7,482	7,296	28,497	28,720
Equity portion of real estate depreciation and amortization on equity investees	139	125	512	496
Depreciation and amortization of discontinued operations	-	26	25	99
Noncontrolling interests	207	30	164	(128)
Funds from operations ("FFO")	$7,293	$2,582	$21,943	$21,752

Elimination of impairment and refinancing charges:
Development cost write-off, net of tax	-	417	-	417
Loss on impairment (3)	3,173	2,021	3,173	2,021
Gain/loss on extinguishment of debt	-	4,360	(830)	4,360
Impact of impairment and refinancing charges	$3,173	$6,798	$2,343	$6,798

Funds from operations – adjusted (“FFOA”)	$10,466	$9,380	$24,286	$28,550

FFO per weighted average share/unit (2)	$0.13	$0.09	$0.52	$0.73

FFOA per weighted average share/unit (2)	$0.18	$0.31	$0.58	$0.96

Weighted average shares/units (2)	58,086	29,872	41,873	29,867

Notes:
(1)	Represents the loss on sale of land and parking garage at University Towers.
(2)	FFO and FFOA per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(3)	Loss on impairment for the three months and year ended December 31, 2009 includes $1,447 that is included in equity in earnings of unconsolidated entities in the statement of operations.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2010 GUIDANCE – RECONCILIATION OF FFO
(Amounts in thousands, except per share data)
Unaudited

The following is a reconciliation of the Company’s 2010 FFO guidance to net loss:

	Year ending December 31, 2010
	Low End	High End

Net loss attributable to Education Realty Trust, Inc.	$(10,698)	$(6,894)

Real estate related depreciation and amortization	29,972	29,972
Noncontrolling interest	452	376
Funds from operations ("FFO")	$19,726	$23,454

FFO per weighted average share/unit (1)	$0.34	$0.40

Weighted average shares/units (1)	58,096	58,096

Notes:
(1)	Funds from operations (FFO) per weighted average share/unit was computed using the weightedaverage of all shares and partnership units outstanding, regardless of their dilutive impact.